Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated September 6, 2013, relating to the consolidated financial statements of TransnetYX Holding Corp. and subsidiaries, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ EKS&H LLLP

Denver, Colorado
September 6, 2013